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                                                                    EXHIBIT 4.14

                        SUPPLEMENTAL DEBENTURE AGREEMENT
                        --------------------------------


          THIS SUPPLEMENTAL DEBENTURE AGREEMENT, dated as of March 27, 1997, is made pursuant to Article VIII.1 of the Debenture Agreement dated as of September 27, 1995, as amended by the Supplemental Debenture Agreement dated as of November 22, 1996 and the Supplemental Debenture Agreement dated as of November 27, 1996 (the "Debenture Agreement"), pursuant to which Greater Bay Bancorp, a California corporation ("Greater Bay"), has issued 11.5% Subordinated Debentures Due 2005 (the "Debentures"). All capitalized terms used herein and not otherwise defined shall have the meaning given to them in the Debenture Agreement.


                                    RECITALS

          WHEREAS, Article IV.1 of the Debenture Agreement provides that "the indebtedness represented by the Debentures and the payment of the principal of and interest on each and all of the Debentures is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all Senior Indebtedness."

          WHEREAS, Article I.1 of the Debenture Agreement provides that Senior Indebtedness means "the principal of, premium, if any, and interest on, and any other payment due pursuant to any of the following whether outstanding on the date hereof or thereafter created, assumed or incurred: (1) all indebtedness of the Company for money borrowed (including indebtedness of others guaranteed by the Company and other direct credit substitutes) other than the Debentures, (2) any indebtedness or obligation of the Company as to which it is expressly provided that such indebtedness or obligation is senior to the Debentures, (3) any amendments, renewals, extensions, deferrals, modifications and refundings of any such indebtedness described in subsection (1) or (2) above, unless in either case in the instrument creating or evidencing any such indebtedness or pursuant to which it is outstanding it is expressly provided that such indebtedness is not superior in right of payment to the Debentures, and (4) Derivative Obligations."

          WHEREAS, Greater Bay anticipates entering into a Junior Subordinated Indenture between Greater Bay and Wilmington Trust Company, as Trustee (the "Indenture") pursuant to which Greater Bay will issue 9.75% Junior Subordinated Deferrable Interest Debentures Due April 1, 2027 (the "Junior Subordinated Debentures").

          WHEREAS, Section 13.1 of the Indenture provides that payment of the principal of (and premium, if any) and interest on each and all of the Junior Subordinated Debentures is "subordinate and subject in right of payment to the prior payment in full of all amounts then due and payable in respect of all Senior and Subordinated Debt."

          WHEREAS, Section 1.1 of the Indenture provides that "Senior and Subordinated Debt shall be deemed to include the 11.5% Subordinated Debentures Due 2005 of the Company."

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          WHEREAS, Article VIII.1 of the Debenture Agreement provides that
Greater Bay may, when authorized by a Board Resolution, enter into a Supplemental Debenture Agreement for the purpose of curing any ambiguity or making any other provision with respect to matters or questions arising under the Debenture Agreement which shall not adversely affect the interests of the Holders of Debentures in any material respect.

          WHEREAS, on March 27, 1997 the Board of Directors of Greater Bay authorized the amendment of the Debenture Agreement to clarify that, notwithstanding the definition of Senior Indebtedness contained in Article I.1 of the Debenture Agreement, the Junior Subordinated Debentures shall not constitute Senior Indebtedness within the meaning of the Debenture Agreement.

          WHEREAS, Greater Bay desires to amend the Debenture Agreement to reflect that, notwithstanding the definition of Senior Indebtedness contained in
Article I.1 of the Debenture Agreement, the Junior Subordinated Debentures shall not constitute Senior Indebtedness within the meaning of the Debenture Agreement.


                                   AMENDMENT

          NOW, THEREFORE, Greater Bay hereby amends the Debenture Agreement to reflect that, notwithstanding the definition of Senior Indebtedness contained in
Article I.1 of the Debenture Agreement, the Junior Subordinated Debentures shall not constitute Senior Indebtedness within the meaning of the Debenture Agreement.


                               GENERAL PROVISIONS

          As amended by this Supplemental Debenture Agreement, the Debenture Agreement is in all respects ratified and confirmed and, as amended by this Supplemental Debenture Agreement, shall be read, taken and construed as one and the same instrument.

          This Supplemental Debenture Agreement shall become a legally effective and binding instrument as of the date hereof.

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          IN WITNESS WHEREOF, Greater Bay has caused this Supplemental Debenture
Agreement to be duly signed and acknowledged by its officers all as of the day and year first above written.

                              GREATER BAY BANCORP


                              By: /s/ David L. Kalkbrenner
                                  ------------------------------------
                                  David L. Kalkbrenner, President and
                                  Chief Executive Officer


Attest:

/s/ Steven C. Smith
------------------------------------
Steven C. Smith, Assistant Secretary





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